Exhibit 5.6

To:	Noble Finance Company

Noble Drilling Doha LLC

6 April 2021

Dear Sirs,

Registration Statement on Form S-1 - Noble Drilling Doha LLC

We have been instructed by Noble Finance Company to provide a legal opinion in connection with filing of a Registration Statement on Form S-1 with respect to the provision of a guarantee by Noble Drilling Doha LLC (Noble Qatar) under the 11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028 issued pursuant to the indenture entered into among Noble Finance Company (as the Issuer), each of the Guarantors named therein, U.S. Bank National Association (as Trustee and as Collateral Agent) dated 5 February 2021 (the Indenture).

Unless otherwise defined in this legal opinion, capitalised terms shall have the meaning given to them in the Indenture.

1.     Documents

We have received pdf executed copies of the following documents:

a.	the Indenture; and

b.

the Second Lien Collateral Agreement entered into among Noble Finance Company, Noble Qatar, the other grantors party thereto and U.S. Bank National Association, as Collateral Agent, dated 5 February 2021 (the Collateral Agreement, and together with the Indenture, the Opinion Documents).

For the purpose of giving this legal opinion we have examined copies of the following documents, together with, where applicable, unofficial translations (certified or otherwise identified to our satisfaction):

1.1	Noble Qatar’s Memorandum of Association;

1.2	Noble Qatar’s commercial registration expiring 12 October 2021 issued by the Commercial Registration Department of the Ministry of Commerce and Industry;

1.3	Noble Qatar’s trade licence expiring 25 October 2021 issued by the Commercial Registration Department of the Ministry of Commerce and Industry; and

1.4	Noble Qatar’s Qatar Chamber of Commerce membership certificate with an expiry date of 12 October 2021,

(the documents listed in paragraphs 1.1 to 1.4 (Documents Examined) are collectively referred to as the Noble Qatar Constitutional Documents).

2.     Assumptions

For the purpose of giving this legal opinion we have assumed without investigation:

2.1	that the names stated in the signature blocks on the Opinion Documents correspond to the names and signatures of the persons who have executed the Opinion Documents on behalf of Noble Qatar;

2.2

the completeness of, and the genuineness of all signatures on, all documents submitted to us; the completeness of, and the conformity to original documents of, all copy documents submitted to us; that no document has been superseded, revoked, varied, revised, amended, rescinded, terminated or otherwise cancelled; and

2.3

that all Noble Qatar resolutions were duly passed at properly convened and quorate meetings or by properly signed circulation in accordance with the Noble Qatar Constitutional Documents and the Noble Qatar Constitutional Documents have not (except as may be provided therein) been amended, rescinded or otherwise cancelled

3.     Legal Opinion

Based on the assumptions set out at section 2 (Assumptions) and subject to the qualifications set out at section 4 (Qualifications), we are of the opinion that so far as Qatari law is concerned:

3.1	Noble Qatar is a Qatari shareholding company and is duly incorporated and validly existing under Qatari law;

3.2

Noble Qatar has the full legal capacity, corporate power and authority under Qatari law to enter into, execute and deliver the Opinion Documents and to perform its obligations under the same and has taken all necessary corporate action to authorise the execution, delivery and performance of each Opinion Document and each Opinion Document has been duly executed and delivered by Noble Qatar; and

3.3

the entry into, and the obligations expressed to be undertaken by Noble Qatar under, the Opinion Documents, do not conflict with, violate or result in any breach or default of the Noble Qatar Constitutional Documents, Qatari law or any other document reviewed by us for the purpose of issuing this legal opinion.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ Arab Law Bureau L.L.P.

Arab Law Bureau L.L.P.

3